Exhibit 99.1

News Announcement

CONTACT:
William J. Clifford	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

PENN NATIONAL GAMING WILL NOT PROCEED

WITH ACQUISITION OF ROSECROFT RACEWAY

Wyomissing, Penn. and Fort Washington, Maryland, (November 28, 2007) — Penn National Gaming, Inc. (PENN: Nasdaq) announced today that it will not proceed with its proposed acquisition of Rosecroft Raceway in Fort Washington, Maryland.

On November 19, 2007, the Governor of Maryland signed into law an Act authorizing up to 15,000 video lottery terminals at five locations across the state subject to passage of a statewide referendum in November 2008. The Legislation expressly excludes Prince George’s County, the host community of Rosecroft Raceway. As a result, Rosecroft, which already has been operating at a loss, will be denied the opportunity for an alternative revenue source that would enable it to compete with other tracks in the state and racing and gaming venues in neighboring states. Reflecting this development and other factors, Penn National Gaming has decided, pursuant to its rights under the purchase agreement, not to move forward with its acquisition of Rosecroft Raceway.

Penn National Gaming expects to record a one-time charge of $0.01 per diluted share in the quarter ending December 31, 2007 related to the termination of the proposed transaction. This charge was not contemplated in the 2007 fourth quarter and full year guidance that the Company issued on October 25, 2007.

About Penn National Gaming

Penn National Gaming owns and operates gaming and racing facilities with a focus on slot machine entertainment. The Company presently operates nineteen facilities in fifteen jurisdictions, including Colorado, Florida, Illinois, Indiana, Iowa, Louisiana, Maine, Mississippi, Missouri, New Jersey, New Mexico, Ohio, Pennsylvania, West Virginia, and Ontario. In aggregate, Penn National’s operated facilities feature over 23,000 slot machines, over 400 table games, approximately 1,731 hotel rooms and approximately 808,000 square feet of gaming floor space.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary materially from expectations. Penn National Gaming describes certain of these risks and uncertainties in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006.  Meaningful factors which could cause actual results to differ from expectations described in this press release include, but are not limited to, the risks involved in the pursuit of acquisitions. Furthermore, Penn National Gaming does not intend to update publicly any forward-looking statements except as required by law. The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

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